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                                                                     Exhibit 8.1



              [PAUL, WEISS, RIFKIND, WHARTON & GARRISON LETTERHEAD]









                                        September 2, 1999








Metromedia International Group, Inc.
One Meadowlands Plaza
East Rutherford, New Jersey 07073-2131

                   Amendment No. 1 to Registration Statement On Form S-4
                   -----------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Metromedia Group International, Inc., a Delaware corporation (the "Company") in connection with the offer to exchange $212,520,268 aggregate principal amount at maturity of the Company's Series A
10 1/2% Series B Senior Discount Notes due 2007 (the "Exchange Notes"), which have been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate principal amount at maturity of the Company's outstanding Series A 10 1/2% Senior Discount Notes due 2007 (the "Exchange Offer").

         We are giving this opinion in connection with Amendment No. 1 to the Registration Statement on Form S-4, as amended (the "Registration Statement"), relating to the registration by the Company of the Exchange Notes to be offered in the Exchange Offer, filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder. Capitalized terms used in this opinion but not

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Metromedia International Group, Inc.                                           2


otherwise defined shall have the respective meanings ascribed to them in the Registration Statement.

         In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each such agreement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

         Our opinion is based upon existing United States federal income and estate tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively, and any such change could affect our opinion.

         The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

         The discussion set forth under the caption "Certain United States Federal Income Tax Considerations" in the Registration Statement constitutes our opinion with respect to such matters. While that description discusses the material anticipated United States federal income tax consequences applicable to certain holders, it does not purport to discuss all United States federal income tax considerations and our opinion is limited to those United States federal income tax considerations specifically discussed therein.

         In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

         We are furnishing this letter in our capacity as counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.



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Metromedia International Group, Inc.                                           3



         We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated under it.

                                    Very truly yours,



                             /s/ Paul, Weiss, Rifkind, Wharton & Garrison
                             --------------------------------------------
                             PAUL, WEISS, RIFKIND, WHARTON & GARRISON